                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            Ugly Duckling Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           UGLY DUCKLING CORPORATION
                            2525 EAST CAMELBACK ROAD
                                   SUITE 1150
                             PHOENIX, ARIZONA 85016
                            ------------------------

                           NOTICE AND PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 22, 1997
                            ------------------------

To Our Stockholders:

     The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Ugly Duckling Corporation (the "Company") will be held at 4:00 p.m., Arizona Time, on Tuesday, April 22, 1997, at The Ritz-Carlton, 2401 East Camelback Road, Phoenix, Arizona 85016 for the following purposes:

          1. To elect six directors for one-year terms;

          2. To amend the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 to 100,000,000 (the "Certificate Amendment");

          3. To amend the Ugly Duckling Corporation Long-Term Incentive Plan to increase the number of shares authorized for issuance thereunder from 800,000 to 1,800,000; and

          4. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Company is presently aware of no other business to come before the Annual Meeting.

     Each outstanding share of the Company's Common Stock entitles the holder of record at the close of business on March 10, 1997 to receive notice of and to vote at the Annual Meeting or any adjournments thereof. Shares of Common Stock can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. A copy of the Company's 1996 Annual Report to Stockholders, which includes certified financial statements, is enclosed.

     All stockholders are cordially invited to attend the Annual Meeting in person.

                                          By Order of the Board of Directors,

                                          ERNEST C. GARCIA II
                                          Chairman of the Board and
                                          Chief Executive Officer

Phoenix, Arizona
March 17, 1997

                                   IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, STOCKHOLDERS ARE REQUESTED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY. A POSTAGE-PAID ENVELOPE IS PROVIDED FOR MAILING IN THE UNITED STATES.

                           UGLY DUCKLING CORPORATION
                            2525 EAST CAMELBACK ROAD
                                   SUITE 1150
                             PHOENIX, ARIZONA 85016
                            ------------------------

                                PROXY STATEMENT

                      1997 ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 22, 1997
                            ------------------------

     This Proxy Statement is furnished to the stockholders of Ugly Duckling Corporation (the "Company") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Stockholders to be held on April 22, 1997 (the "Annual Meeting"). The enclosed proxy is solicited by the Board of Directors of the Company. The proxy materials relating to the Annual Meeting were mailed on or about March 17, 1997 to stockholders of record at the close of business on March 10, 1997 (the "Record Date"). A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by: (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending written notice of revocation to the Secretary of the Company at 2525 East Camelback Road, Suite 1150, Phoenix, AZ 85016.

     The Company will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of the outstanding common stock, par value $.001 per share (the "Common Stock"), of the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegraph.

                         VOTING SECURITIES OUTSTANDING

     As of the Record Date, there were 18,431,820 shares of Common Stock outstanding. Stockholders are entitled to one vote for each share held of record on each matter of business to be considered at the Annual Meeting. Only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting, either in person or by valid proxy. Ballots cast at the Annual Meeting will be counted by the Inspector of Elections and determinations of whether a quorum exists and whether the proposals are approved will be announced at the Annual Meeting. The Inspector of Elections will treat abstentions and broker non-votes received as shares that are present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of any matter. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The information included herein should be reviewed in conjunction with the financial statements, notes to consolidated financial statements, independent auditors' report and other information included in the Company's 1996 Annual Report to Stockholders that was mailed with this Proxy Statement to all stockholders of record on the Record Date.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     The directors of the Company are elected each year for a term of one year. At the Annual Meeting, stockholders will be asked to elect six directors for terms that will expire at the 1998 Annual Meeting of Stockholders. The Board of Directors has nominated Ernest C. Garcia II, Robert J. Abrahams, Christopher D. Jennings, John N. MacDonough, Arturo R. Moreno and Frank P. Willey for election to the Board of Directors. They are all incumbent directors. Unless otherwise noted thereon, the shares represented by the enclosed proxy will be voted for the election of Messrs. Garcia, Abrahams, Jennings, MacDonough, Moreno and Willey as directors of the Company. The six nominees receiving the highest number of votes cast at the Annual Meeting will be elected. If any of them become unavailable for any reason or if a vacancy should occur before election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy. Each director elected will serve for one year or until his successor is duly elected and qualified.

                     AMENDMENT TO THE COMPANY'S CERTIFICATE
                  OF INCORPORATION TO INCREASE THE AUTHORIZED
                        NUMBER OF SHARES OF COMMON STOCK
                                (PROPOSAL NO. 2)

     The Company's Board of Directors has determined that it is in the best interest of the Company and its stockholders to amend the Company's Certificate of Incorporation (the "Certificate Amendment") to increase the authorized number of shares of Common Stock from 20,000,000 to 100,000,000. If the Company's stockholders approve the Certificate Amendment, the Company will be authorized to issue a total of 110,000,000 shares of capital stock: 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.

     If the Company's stockholders approve the Certificate Amendment, it will become effective upon filing of an amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware. A copy of the amendment to the Company's Certificate of Incorporation is attached hereto as Exhibit A.

PURPOSE AND EFFECTS OF THE CERTIFICATE AMENDMENT

     On the Record Date, there were 18,431,820 shares of Common Stock issued and outstanding. Also on that date, the Company had reserved shares of Common Stock for issuance as follows: (i) 1,800,000, subject to stockholder approval of Proposal No. 3, for issuance under the Company's Long-Term Incentive Plan; (ii) 50,000 for issuance under the Company's 1996 Director Incentive Plan; and (iii) 286,000 issuable upon exercise of warrants issued in connection with the Company's initial public offering.

     The Company believes that lack of authorized Common Stock available for issuance unnecessarily limits the Company's ability to pursue opportunities for future financings, acquisitions, mergers and other transactions. The Company is also limited in its ability to effectuate future stock splits or to grant stock awards under either its Director Incentive Plan or its Long-Term Incentive Plan. Although the Company has no commitments to issue additional shares of Common Stock in the near future (other than upon exercise of outstanding options or warrants), the Board of Directors believes that the increase in the authorized shares of Common Stock is necessary to provide the Company with the flexibility to pursue the types of opportunities described above without added delay or expense.

     If the Company's stockholders approve the Certificate Amendment, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of the stockholders. The issuance of additional shares of Common Stock would decrease the proportional equity interest of the Company's current stockholders. Current holders of Common Stock do not have preemptive or similar rights, which means that current stockholders do not have a prior right to purchase any new issue of Common Stock in order to maintain their proportionate ownership level. If issued, the additional shares of Common Stock would have rights identical to those of currently outstanding shares of Common Stock.

     The availability of authorized but unissued shares of Common Stock might have the effect of preventing or discouraging an attempt by another person to obtain control of the Company. Among other things, issuance of additional shares could be authorized by the Board of Directors which would dilute the stock ownership of such person. The Company has no plans for such issuances and this proposal is not being proposed in response to a known effort to acquire control of the Company.

REQUIRED VOTE

     The Certificate Amendment requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting. Because they are not affirmative votes for the Certificate Amendment, abstentions and broker non-votes will have the same effect as votes against the Certificate Amendment. If the Certificate Amendment is approved, the Company intends to file an amendment to its Certificate of Incorporation shortly after the Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE CERTIFICATE AMENDMENT.

                     AMENDMENT TO UGLY DUCKLING CORPORATION
                            LONG-TERM INCENTIVE PLAN
                                (PROPOSAL NO. 3)

     The Board of Directors has approved, and recommends that the stockholders approve, the amendment of the Ugly Duckling Corporation Long-Term Incentive Plan (the "Plan") that would increase the total number of shares of Common Stock available for awards from 800,000 to 1,800,000. On December 2, 1996, and March 14, 1997, the Board of Directors approved amendments to the Plan, both of which are subject to stockholder approval of this proposal, increasing the total number of shares of Common Stock available for awards from 800,000 to 1,300,000 on December 2, 1996, and to 1,800,000 on March 14, 1997. The Plan authorizes grants of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), stock appreciation rights, performance shares, restricted stock, dividend equivalents, and other stock-based awards to employees, consultants, and advisors of the Company. All of the Company's employees are eligible to participate in the Plan.

     The Board of Directors believes that use of long-term incentives authorized under the Plan is beneficial to the Company as a means of promoting the success and enhancing the value of the Company by linking the personal interests of its employees and others to those of its stockholders and by providing employees and others with an incentive for outstanding performance. These incentives also provide the Company flexibility in its ability to attract and retain the services of employees and others upon whose judgment, interest and special effort the successful conduct of the Company's operation is largely dependent. As of March 10, 1997, (i) 68,556 shares have been issued upon exercise of options and are included in the total number of shares of outstanding Common Stock and (ii) option grants representing 986,256 shares were outstanding under the Plan. The Board believes that an increase in the number of authorized shares is necessary for the continued optimal use of the Plan.

     The Plan is administered by a committee appointed by the Board consisting of at least two (2) non-employee directors (the "Committee"). The Committee has the exclusive authority to administer the Plan, including the power to determine eligibility, the types and sizes of awards, and the timing of awards.

     To date, the Company has limited stock awards under the Plan to stock options, which are described below. Generally, options issued under the Plan have been subject to vesting over a five-year period, with 20% of the options becoming exercisable by the holder thereof on each successive anniversary date of the grant. To date, the exercise price of all options granted under the Plan has been equal to the fair market value of the Common Stock on the date of the grant. On March 10, 1997, the last reported sale price of the Common Stock on Nasdaq was $22.00 per share.

INCENTIVE STOCK OPTIONS

     An ISO is a stock option that satisfies the requirements specified in
Section 422 of the Internal Revenue Code (the "Code"). Under the Code, ISOs may only be granted to employees. In order for an option to qualify as an ISO, the price payable to exercise the option must equal or exceed the fair market value of the stock at the date of the grant, the option must lapse no later than 10 years from the date of the grant, and the stock subject to ISOs that are first exercisable by an employee in any calendar year must not have a value of more than $100,000 as of the date of grant. Certain other requirements must also be met. The Committee determines the consideration to be paid to the Company upon exercise of any options. The form of payment may include cash, Common Stock, or other property.

     An optionee is not treated as receiving taxable income upon either the grant of an ISO or upon the exercise of an ISO. However, the difference between the exercise price and the fair market value on the date of exercise is an item of tax preference at the time of exercise in determining liability for the alternative minimum tax, assuming that the Common Stock is either transferable or is not subject to a substantial risk of forfeiture under Section 83 of the Code. If at the time of exercise, the Common Stock is both nontransferable and is subject to a substantial risk of forfeiture, the difference between the exercise price and the fair market value of the Common Stock (determined at the time the Common Stock becomes either transferable or not subject to a substantial risk of forfeiture) will be a tax preference item in the year in which the Common Stock becomes either transferable or not subject to a substantial risk of forfeiture.

     If Common Stock acquired by the exercise of an ISO is not sold or otherwise disposed of within two years from the date of its grant and is held for at least one year after the date such Common Stock is transferred to the optionee upon exercise, any gain or loss resulting from its disposition is treated as long-term capital gain or loss. If such Common Stock is disposed of before the expiration of the above-mentioned holding periods, a "disqualifying disposition" occurs. If a disqualifying disposition occurs, the optionee realizes ordinary income in the year of the disposition in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price, or the selling price of the Common Stock and the exercise price, whichever is less. The balance of the optionee's gain on a disqualifying disposition, if any, is taxed as capital gain.

     The Company is not entitled to any tax deduction as a result of the grant or exercise of an ISO, or on a later disposition of the Common Stock received, except that in the event of a disqualifying disposition, the Company is entitled to a deduction equal to the amount of ordinary income realized by the optionee.

NON-QUALIFIED STOCK OPTIONS

     An NQSO is any stock option other than an Incentive Stock Option. Such options are referred to as "non-qualified" because they do not meet the requirements of, and are not eligible for, the favorable tax treatment provided by Section 422 of the Code.

     No taxable income is realized by an optionee upon the grant of an NQSO, nor is the Company entitled to a tax deduction by reason of such grant. Upon the exercise of an NQSO, the optionee realizes ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price and the Company is entitled to a corresponding tax deduction.

     Upon a subsequent sale or other disposition of Common Stock acquired through exercise of an NQSO, the optionee realizes a short-term or long-term capital gain or loss to the extent of any intervening appreciation or depreciation. Such a resale by the optionee has no tax consequence to the Company.

     The following table sets forth grants of options made under the Plan during 1996 to (i) each of the executive officers named on page nine; (ii) all current executive officers, as a group; (iii) all current directors who are not executive officers, as a group; and (iv) all employees, including all current officers who are not executive officers, as a group. Grants under the Plan are made at the discretion of the Committee. Accordingly, future grants under the Plan are not yet determinable.

                                 PLAN BENEFITS
                            LONG-TERM INCENTIVE PLAN

                                                               NUMBER OF SHARES      WEIGHTED AVERAGE
                                                              SUBJECT TO OPTIONS      EXERCISE PRICE
                     NAME AND POSITION                            GRANTED(#)         PER SHARE($/SH)
------------------------------------------------------------  ------------------     ----------------
Ernest C. Garcia II.........................................             --                   --
Chairman of the Board and Chief Executive Officer
Steven T. Darak.............................................         40,000               14.955
Senior Vice President and Chief Financial Officer
Walter J. Vonsh.............................................         50,000               12.220
Vice President-Credit
Donald T. Addink............................................         42,000                11.18
Vice President-Senior Analyst
Steven P. Johnson...........................................         25,000               13.314
Senior Vice President and General Counsel
Executive Officer Group.....................................        552,620                9.265
Director Group..............................................             --                   --
Employee Group..............................................        359,000                8.604

REQUIRED VOTE

     Approval of the amendment to the Plan requires the affirmative vote of a majority of shares of Common Stock present at the Annual Meeting in person or by proxy. Abstentions are considered present for this proposal, so they will have the same effect as votes against the proposal. Broker non-votes are not considered present for this proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE PLAN.

            INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

     Information concerning the names, ages, terms, positions with the Company and business experience of the Company's current directors and executive officers is set forth below.

                                                                                        TERM AS
                                                                                        DIRECTOR
                NAME                   AGE                   POSITION                   EXPIRES
-------------------------------------  ---     -------------------------------------    -------
Ernest C. Garcia II..................  39      Chairman of the Board and Chief            1997
                                               Executive Officer
Robert J. Abrahams(1)................  70      Director                                   1997
Christopher D. Jennings(2)...........  43      Director                                   1997
John N. MacDonough...................  53      Director                                   1997
Arturo R. Moreno(1)..................  50      Director                                   1997
Frank P. Willey(2)...................  44      Director                                   1997
Gregory B. Sullivan..................  38      President and Chief Operating Officer
Steven P. Johnson....................  37      Senior Vice President and General
                                               Counsel
Steven T. Darak......................  49      Senior Vice President and Chief
                                               Financial Officer
Walter T Vonsh.......................  54      Vice President -- Credit
Donald L. Addink.....................  47      Vice President -- Senior Analyst
Sheila A. Brandt.....................  31      Vice President and Chief Information
                                               Officer
Peter R. Fratt.......................  39      Vice President -- Real Estate
Eric J. Splaver......................  34      Corporate Controller

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Ernest C. Garcia II, has served as the Chairman of the Board and Chief Executive Officer of the Company since its founding in 1992, and served as President from 1992 to 1996. Since 1991, Mr. Garcia has served as President of Verde Investments, Inc. ("Verde"), a real estate investment corporation that is also an affiliate of the Company. Prior to 1990, when he founded the Company, Mr. Garcia was involved in various real estate, securities, and banking ventures.

     Robert J. Abrahams has served as a director of the Company since June 1996. Mr. Abrahams has served since 1988 as a consultant to the financing industry, including service as a consultant to the Company from 1994 to 1995. From 1960 to 1988, Mr. Abrahams was an executive officer of Heller Financial, Inc., a finance company. Prior to joining Heller Financial, Inc., Mr. Abrahams co-founded Financial Acceptance Company in 1948. Mr. Abrahams is also a director of HMI Industries, a manufacturing company and Smart Choice Holdings, Inc., which is in the automobile business. Mr. Abrahams serves as a member of the Audit Committee of the Board of Directors.

     Christopher D. Jennings has served as a director of the Company since June 1996. Mr. Jennings has served as a managing director of Cruttenden Roth Incorporated, an investment banking firm, since 1995. From 1992 to 1994, Mr. Jennings served as a Managing Director of investment banking at Sutro & Co., an investment banking firm. From 1989 to 1992, Mr. Jennings served as a Senior Managing Director at Maiden Lane Associates, Ltd., a private equity fund. Prior to 1989, Mr. Jennings served in various positions with, among others, Dean Witter Reynolds, Inc. and Warburg Paribas Becker, Inc., both of which are investment banking firms. Mr. Jennings serves as a member of the Compensation Committee of the Board of Directors.

     John N. MacDonough has served as a director of the Company since June 1996. Mr. MacDonough has served as Chairman and Chief Executive Officer of Miller Brewing Company, a brewer and marketer of beer, since 1993, having previously served from 1992 to 1993 as President and Chief Operating Officer. Prior to 1992, Mr. MacDonough was employed in various positions at Anheuser Busch, Inc., also a brewer and marketer of beer. Mr. MacDonough is also a director of M & I Bank. Mr. MacDonough is married to the sister of Mr. Sullivan.

     Arturo R. Moreno has served as a director of the Company since June 1996. Mr. Moreno has served as the President and Chief Executive Officer of Outdoor Systems, Inc., one of the largest outdoor media companies in the United States, since 1984. Prior to 1984, Mr. Moreno held various executive positions in the outdoor advertising industry. Mr. Moreno serves as a member of the Audit Committee of the Board of Directors.

     Frank P. Willey has served as a director of the Company since June 1996. Mr. Willey has served as the President of Fidelity National Financial, Inc., one of the nation's largest title insurance underwriters, since January 1995. From 1984 to 1994, Mr. Willey served as the Executive Vice President and General Counsel of Fidelity National Title. Mr. Willey is also a director of CKE Restaurants, Inc., an operator of various quick-service restaurant chains, Southern Pacific Funding Corporation, a specialty finance company that originates, purchases and sells high-yield, non-conforming mortgage loans and Fidelity National Financial, Inc. Mr. Willey serves as a member of the Compensation Committee of the Board of Directors.

     Gregory B. Sullivan has served as President and Chief Operating Officer of the Company since February 1996 after serving as a consultant to the Company since 1995. Mr. Sullivan formerly served as President and principal stockholder of National Sports Games, Inc., an amusement game manufacturing company that he co-founded in 1989 and sold in 1994. Prior to 1989, Mr. Sullivan was involved in the securities industry and practiced law with a large Arizona firm. He is a member of the State Bar of Arizona.

     Steven P. Johnson has served as Senior Vice President, Secretary, and General Counsel of the Company since its founding in 1992. Since 1991, Mr. Johnson has also served as the General Counsel of Verde. Prior to 1991, Mr. Johnson practiced law in Tucson, Arizona. Mr. Johnson is licensed to practice law in Arizona and Colorado and is married to the sister of Mr. Garcia.

     Steven T. Darak has served as the Senior Vice President and Chief Financial Officer of the Company since February 1994, having joined the Company in 1994 as Vice President and Chief Financial Officer. From 1989 to 1994, Mr. Darak owned and operated Champion Financial Services, Inc., a used car finance company that the Company acquired in early 1994. Prior to 1989, Mr. Darak served in various positions in the banking industry and in public accounting.

     Walter T. Vonsh has served as the Vice President -- Credit of the Company since July 1995. Mr. Vonsh joined the Company in March 1995 as the President of Champion Financial Services, Inc., the Company's Third Party Dealer financing subsidiary, and also serves as the President of Champion Acceptance Corp. From 1992 to 1995, Mr. Vonsh served as a Regional Director for Mercury Finance Co., a consumer finance company. Prior to 1992, Mr. Vonsh was President of Gemini Leasing Corp., an equipment leasing company, and held various positions at other finance companies.

     Donald L. Addink has served as the Vice President -- Senior Analyst of the Company since 1995 and also serves as the Vice President of Verde. From 1988 to 1995, Mr. Addink served as Executive Vice President of Pima Capital Co., a life insurance holding company. Prior to 1988, Mr. Addink served in various capacities with a variety of insurance companies. Mr. Addink is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.

     Sheila A. Brandt has served as Vice President and Chief Information Officer of the Company since May 1996. Prior thereto, Ms. Brandt served as a Research Scientist for the Center for the Management of Information at the University of Arizona. From 1992 to 1995, Ms. Brandt earned an M.S. and Ph.D. in Management Information Systems at the University of Arizona while practicing as an independent systems consultant. Prior to 1992, Ms. Brandt held various positions with Andersen Consulting and Eastman Kodak Company.

     Peter R. Fratt has served as Vice President -- Real Estate of the Company since October 1993. From 1989 to 1993, Mr. Fratt was an associate of CB Commercial Real Estate Services. Prior to that time, Mr. Fratt was involved in commercial real estate brokerage and investment.

     Eric J. Splaver has served as Corporate Controller of the Company since May 1994. From 1985 to 1994, Mr. Splaver worked as a certified public accountant with KPMG Peat Marwick LLP.

                    INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     In March 1987, Mr. Ernest C. Garcia II, the Company's Chairman, Chief Executive Officer, and principal stockholder, obtained $20 million in financing from Lincoln Savings and Loan Association ("Lincoln") to repurchase stock in his real estate development company held by a corporate investor. Subsequently, Mr. Garcia agreed to facilitate the purchase of certain land from a Lincoln subsidiary. The two transactions closed simultaneously. Soon thereafter, Lincoln was placed into receivership and federal regulators from the RTC and other government agencies began investigating numerous transactions involving Lincoln and a variety of third parties, including Mr. Garcia.

     Upon being notified of the RTC's investigation, Mr. Garcia met voluntarily with RTC investigators, without counsel, for several months and provided full disclosure concerning the details of his dealings with Lincoln. Nearly one year later, the RTC asserted that the financing transaction and the land transaction, though documented separately, were linked and that, as a result of the transaction, Lincoln improperly recorded a gain in violation of certain accounting rules applicable to Lincoln. As a result, in October 1990, the United States, on behalf of the RTC, informed Mr. Garcia that it intended to charge him with bank fraud. Mr. Garcia was never indicted for his role in the transaction, but, facing severe financial pressures, agreed to plead guilty to one count of bank fraud.

     Prior to his sentencing in 1993, the RTC submitted a letter to the United States District Court for the Central District of California urging that the court take favorable account of Mr. Garcia's relative responsibility and culpability, as well as his timely and honest cooperation, in determining an appropriate sentence. In this letter, the RTC stated its belief that the chief executive officer of Lincoln's parent company,

Charles H. Keating, Jr., not Mr. Garcia, devised the transaction and that Mr. Garcia was not even aware of the existence of Mr. Keating's illegal schemes and had no reason to believe that the transaction would enable Mr. Keating to defraud Lincoln. The RTC letter also noted Mr. Garcia's extensive cooperation with federal investigators, which began prior to the time he was charged and continued until his sentencing. In December 1993, the court, following the RTC's recommendation, sentenced Mr. Garcia to three years of probation and fined him $50 (the minimum fine that the court could assess). Under the terms of the probation, Mr. Garcia was barred from affiliating in any way with a federally insured banking institution without prior approval. In December 1996, Mr. Garcia completed his probation.

     In connection with the criminal action, the RTC filed a civil suit against Mr. Garcia, which the parties settled after Mr. Garcia agreed to cooperate fully with the RTC in its investigation and prosecution of Lincoln-related matters. Pursuant to the terms of his settlement agreement, and in light of Mr. Garcia's cooperation, the RTC released Mr. Garcia from civil liability. Also in connection with this action, the Securities and Exchange Commission (the "Commission") commenced civil and administrative actions against Mr. Garcia. Without admitting or denying any of the Commission's allegations, Mr. Garcia consented to a court order permanently enjoining him and his affiliates from violating the federal securities laws and to a Commission order barring him (with a right to reapply upon the cessation of his probation) from associating in any capacity with any broker, dealer, municipal securities dealer, investment adviser, or investment company.

     As a result of a decline in the Arizona real estate market in the late 1980s, changes in the tax laws affecting real estate, and the 1987 stock market crash, in April 1990 a real estate investment company controlled by Mr. Garcia, as well as several limited partnerships organized by that company, filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"). All of these reorganization proceedings were successfully concluded by 1993. Many of the obligations of these entities were personally guaranteed by Mr. Garcia and his wife. As a result, Mr. Garcia and his wife filed a petition under Chapter 7 of the Bankruptcy Code in 1990, which was discharged in October 1991.

                    MEETINGS OF THE BOARD AND ITS COMMITTEES

     BOARD OF DIRECTORS. During the year ended December 31, 1996, the Board of Directors of the Company met on three occasions. All but two directors attended at least 75% of the meetings, with Messrs. Garcia and MacDonough attending two of the three meetings. Mr. Garcia did not attend one telephonic meeting because the meeting was related to the purchase of various properties from Verde, of which Mr. Garcia is the President and sole stockholder.

     COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors, which consists of Messrs. Jennings and Willey, met once during 1996. The Compensation Committee reviews executive salaries and administers bonus, incentive compensation, and stock option plans of the Company, including the Long-Term Incentive Plan. In addition, the Compensation Committee consults with management of the Company regarding compensation policies and practices of the Company. The Report of the Compensation Committee for 1996 is set forth below.

     AUDIT COMMITTEE. The Audit Committee, which consists of Messrs. Abrahams and Moreno, met once during 1996. The Audit Committee reviews the professional services provided by the Company's independent auditors, the annual financial statements of the Company, and the Company's system of internal controls.

     OTHER COMMITTEES. The Company does not maintain a standing nominating committee.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Compensation Committee of the Board of Directors during 1996 consisted of Mr. Jennings and Mr. Willey, neither of whom was an employee of the Company during 1996.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long term compensation for services rendered in all capacities to the Company during the two fiscal years ended December 31, 1996 of those persons who were, at December 31, 1996: (i) the Company's Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM COMPENSATION
                                              ANNUAL COMPENSATION   -----------------------------------
                                              -------------------    SECURITIES
                                               SALARY                UNDERLYING          ALL OTHER
     NAME AND PRINCIPAL POSITION       YEAR     ($)      BONUS($)   OPTIONS(#)(1)   COMPENSATION ($)(2)
-------------------------------------  -----  --------   --------   -------------   -------------------
Ernest C. Garcia II..................   1996  $121,538         --           --            $ 3,873(3)
  Chairman of the Board & Chief         1995  $100,000         --           --            $ 3,151(3)
  Executive Officer
Steven T. Darak......................   1996  $100,000   $100,000       40,000            $ 9,250(4)
  Senior Vice President and             1995  $100,000   $100,000           --            $12,500(4)
  Chief Financial Officer
Walter T. Vonsh......................   1996  $126,923   $ 30,000       50,000            $ 3,704(5)
  Vice President -- Credit              1995  $ 97,692         --           --            $ 5,277(5)
Donald L. Addink.....................   1996  $122,142   $ 10,000       42,000            $   485
  Vice President -- Senior Analyst      1995  $ 71,026   $ 10,000       58,000            $   984
Steven P. Johnson....................   1996  $121,538         --       25,000            $   566
  Senior Vice President and             1995  $100,000         --           --            $   177
  General Counsel

---------------
(1) The amounts shown in this column represent stock options granted pursuant to the Company's Long-Term Incentive Plan.

(2) The amounts shown represent the dollar value of 401(k) plan contributions made by the Company for the benefit of the Named Executive Officers.

(3) This amount includes a $2,950 car allowance for Mr. Garcia.

(4) This amount includes $10,500 and $7,500 paid by the Company for a Phoenix apartment for Mr. Darak during 1995 and 1996, respectively, while his full time residence was in Tucson, Arizona, and a $1,750 car allowance.

(5) This amount includes a $2,850 and $5,000 car allowance for Mr. Vonsh during 1995 and 1996, respectively.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options granted pursuant to the Company's Long-Term Incentive Plan during the fiscal year ended December 31, 1996, to the Named Executive Officers.

                                                                                                 POTENTIAL
                                                                                                REALIZABLE
                                                  INDIVIDUAL GRANTS                          VALUE AT ASSUMED
                            --------------------------------------------------------------    ANNUAL RATES OF
                              NUMBER OF                                                         STOCK PRICE
                             SECURITIES        PERCENTAGE OF                                 APPRECIATION FOR
                             UNDERLYING        TOTAL OPTIONS      EXERCISE OR                 OPTION TERM(2)
                               OPTIONS          GRANTED TO        BASE PRICE    EXPIRATION   -----------------
           NAME             GRANTED(#)(1)    EMPLOYEES IN 1996     ($/SHARE)       DATE       5%($)    10%($)
--------------------------  -------------   -------------------   -----------   ----------   -------   -------
Ernest C. Garcia II.......          --               --                  --             --        --        --
Steven T. Darak...........      10,000              1.9%            $  6.75        5/31/02    42,450   107,578
                                30,000              5.6%            $ 17.69       12/01/02   333,754   845,799
Walter T. Vonsh...........      25,000              4.6%            $  6.75        5/31/02   106,126   268,944
                                25,000              4.6%            $ 17.69       12/01/02   278,129   704,833
Donald L. Addink..........      25,000              4.6%            $  6.75        5/31/02   106,126   268,944
                                17,000              3.2%            $ 17.69       12/01/02   189,127   479,286
Steven P. Johnson.........      10,000              1.9%            $  6.75        5/31/02    42,450   107,578
                                15,000              2.9%            $ 17.69       12/01/02   166,877   422,900

---------------
(1) Generally, options are subject to vesting over a five-year period, with 20% of the options becoming exercisable on each successive anniversary of the grant.

(2) Gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock, as well as the option holder's continued employment with the Company throughout the vesting period. The amounts reflected in this table will not necessarily be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES AS OF DECEMBER
                                    31, 1996

     The table below sets forth information with respect to option exercises and the number and value of options outstanding at December 31, 1996 held by the Named Executive Officers. The Company has never issued any other forms of stock-based awards.

                                                                    NUMBER OF               VALUE OF UNEXERCISED
                                                              SECURITIES UNDERLYING             IN-THE-MONEY
                                                                   OPTIONS AT                    OPTIONS AT
                                SHARES                        FISCAL YEAR END(#)(1)         FISCAL YEAR END($)(2)
                              ACQUIRED ON      VALUE       ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  -----------   ------------   -----------   -------------   -----------   -------------
Ernest C. Garcia II.........      --                --            --             --              --              --
Steven T. Darak.............      --                --            --         40,000              --     $   181,800
Walter T. Vonsh.............      --                --            --         50,000              --     $   364,000
Donald L. Addink............      --                --        11,600         88,400       $ 206,248     $ 1,174,512
Steven P. Johnson...........      --                --            --         25,000              --     $   154,650

---------------
(1) Generally, options are subject to vesting over a five-year period, with 20% of the options becoming exercisable on each successive anniversary of the date of grant.

(2) Based on a fair market value of $19.50 as of December 31, 1996, the closing sale price of the Company's Common Stock on that date as reported by Nasdaq.

LONG-TERM INCENTIVE PLAN

     In June 1995, the Company's stockholders approved the Ugly Duckling Corporation Long-Term Incentive Plan (the "Plan"). Under the Plan, the Company may grant various stock-based awards, including incentive stock options and non-qualified stock options to employees, consultants, and advisors of the Company. The Plan is administered by the Compensation Committee of the Board of Directors, which has the exclusive authority to administer the Plan, including the power to determine eligibility, the type and number of awards to be granted, and the terms and conditions of any award granted, including the price and timing of awards. As of December 31, 1996, the Company had granted options to purchase 911,620 shares of Common Stock to various of its employees. For additional information regarding the Plan, see Proposal No. 3.

401(K) PLAN

     Under the Company's 401(k) plan, adopted in October 1995, eligible employees may direct that a portion of their compensation, up to a legally established maximum, be withheld by the Company and contributed to their account. All 401(k) plan contributions are placed in a trust fund to be invested by the 401(k) plan's trustee, except that the 401(k) plan may permit participants to direct the investment of their account balances among mutual or investment funds available under the plan. The 401(k) plan provides a matching contribution of 10.0% of a participant's contributions. Amounts contributed to participant accounts under the 401(k) plan and any earnings or interest accrued on the participant accounts are generally not subject to federal income tax until distributed to the participant and may not be withdrawn until death, retirement, or termination of employment.

CHANGE IN CONTROL ARRANGEMENTS

     In the event of a "change of control" of the Company, all outstanding options under the Plan will, unless otherwise determined by the Board of Directors, become exercisable in full and all restrictions on outstanding awards will lapse. A "change in control" under the Plan may be any consolidation or merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which stock would be converted into cash, securities or other property; any sale, lease exchange or other transfer of more than 40% of the assets or earning power of the Company; the approval by stockholders of any plan or proposal for liquidation or dissolution of the Company; or any person, other than a current stockholder, any affiliate thereof, any employee benefit plan of the Company or subsidiary of the Company becomes beneficial owner of 20% or more of the Company's outstanding stock.

EMPLOYMENT CONTRACTS

     On January 1, 1996, the Company entered into a three-year employment agreement with Mr. Ernest C. Garcia II, the Company's Chairman and Chief Executive Officer. The agreement establishes Mr. Garcia's base salary for 1997 at $132,000 per year and provides a minimum 10.0% increase in the base salary each year throughout the term of the agreement. In addition, the agreement provides for the continuation of Mr. Garcia's base salary and certain benefits for a period of one year in the event Mr. Garcia is terminated by the Company without cause prior to that time. The agreement also contains confidentiality and non-compete covenants.

     On April 1, 1995, the Company entered into a three-year employment agreement with Mr. Walter T. Vonsh, the Company's Vice President -- Credit. The agreement establishes Mr. Vonsh's base salary for 1997 at $150,000 per year. In addition, the agreement provides for the continuation of Mr. Vonsh's base salary and certain benefits for the term of the agreement in the event Mr. Vonsh is terminated by the Company without cause prior to that time. The agreement also contains confidentiality and non-compete covenants.

     On June 1, 1995, the Company entered into a five-year employment agreement with Mr. Donald L. Addink, the Company's Vice President -- Senior Analyst. The agreement establishes Mr. Addink's base salary at $120,000 per year, adjusted for inflation. In addition, the agreement provides for the continuation of Mr. Addink's base salary and certain benefits for a period of one year in the event Mr. Addink is terminated by the Company without cause prior to that time. The agreement also contains confidentiality and non-compete covenants.

COMPENSATION OF DIRECTORS

     The Company's independent directors are compensated $1,000 for attendance at meetings of the Board of Directors and at meetings of committees of the Board of Directors of which they are members, and are reimbursed for reasonable travel expenses incurred in connection with attendance at each Board and committee meeting. In addition, pursuant to the Company's Director Incentive Plan, upon appointment or election to the Board of Directors, each independent director of the Company receives Common Stock of the Company valued at $30,000, which is subject to vesting in equal annual increments over a three-year period. Directors who are also officers of the Company are not compensated for their service as directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee is comprised entirely of independent, outside members of the Company's Board of Directors. The Compensation Committee reviews and approves each of the elements of the executive compensation program of the Company and periodically assesses the effectiveness and competitiveness of the program in total. In addition, the Compensation Committee administers the key provisions of the executive compensation program and reviews with the Board of Directors in detail all aspects of compensation for the Company's executives. The Compensation Committee has furnished the following report on executive compensation.

OVERVIEW AND PHILOSOPHY

     The Company's compensation program for executive officers is primarily comprised of base salary, bonus and long-term incentives in the form of stock option grants. Executives also participate in various other benefit plans, including medical and 401(k) plans, generally available to all employees of the Company.

     The Company's philosophy is to pay base salaries to executives at levels that enable the Company to attract, motivate and retain highly qualified executives. In addition, the Company gives bonuses as a reward for performance based upon individual performance and overall Company financial results. Stock option grants are intended to result in no reward if the stock price does not appreciate, but may provide substantial rewards to executives as stockholders benefit from stock price appreciation.

BASE SALARY AND BONUSES

     Each Company executive receives a base salary, which when aggregated with their bonus, is intended to be competitive with similarly situated executives in the Company's industry. The Company targets base pay at the level required to attract and retain highly qualified executives. In determining salaries, the Compensation Committee also takes into account individual experience and performance and specific needs particular to the Company.

     In addition to base salary, executives are eligible to receive an annual bonus. The bonuses are based upon executive performance. The Company feels that bonuses paid in 1996 were reflective of such performance. The amount of bonus and the performance criteria vary with the position and role of the executive within the Company, although bonuses are significantly tied to the Company's financial performance.

OPTIONS

     The Company believes that it is important for executives to have an equity stake in the Company and, toward this end, makes option grants to key executives from time to time. In making option awards, the Compensation Committee reviews the level of awards granted to executives at companies in the Company's industry, the awards granted to other executives within the Company and the individual officer's specific role at the Company.

     In 1996, the Compensation Committee approved stock option grants to several officers. These options were granted at fair market value with all of the options granted in 1996 subject to vesting over a five-year period, with 20% of the options becoming exercisable on each successive anniversary of the date of grant, and expire ten years after the grant date.

OTHER BENEFITS

     Executive officers are eligible to participate in benefit programs designed for all full time employees of the Company. These programs include medical, disability and life insurance and a savings program qualified under Section 401(k) of the Code.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Garcia was the founder of the Company and has served as its Chief Executive Officer since the Company's inception in 1992. On January 1, 1996, the Company entered into a three-year employment agreement with Mr. Garcia. The agreement established Mr. Garcia's base salary for 1996 at $121,538 and provides for a minimum 10.0% increase in the base salary each year throughout the term of the agreement. Mr. Garcia did not receive a bonus and did not participate in the Company's Long-Term Incentive Plan in 1996. Mr. Garcia does receive standard benefits under the Company's 401(k) plan. The Compensation Committee believes that Mr. Garcia's salary is at or below the compensation paid to Chief Executive Officers of comparable, publicly-held automobile finance companies.

                             COMPENSATION COMMITTEE
        Christopher D. Jennings                          Frank P. Willey

                         STOCK PRICE PERFORMANCE GRAPH

     The graph below compares cumulative total return of the Company, the Nasdaq Stock Market Index and the Nasdaq Retail Trade Index from June 18, 1996 to December 31, 1996. The graph assumes that $100 was invested on June 18, 1996 (the date the Company's Common Stock began trading on Nasdaq following its initial public offering) and that any dividends were reinvested.

      MEASUREMENT PERIOD             UGLY        NASDAQ STOCK       NASDAQ
    (FISCAL YEAR COVERED)          DUCKLING         MARKET       RETAIL TRADE
6/18/96                               100             100             100
6/28/96                               137             100             100
7/31/96                               131              91              94
8/31/96                               135              97             100
9/30/96                               198             104             105
10/31/96                              233             103             101
11/30/96                              257             109             103
12/31/96                              289             109              99

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 10, 1997, for: (i) each director of the Company; (ii) the Named Executive Officers of the Company; (iii) all directors and executive officers of the Company as a group; and (iv) each beneficial owner of more than 5% of the outstanding Common Stock. To the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares, except to the extent that authority is shared by their respective spouses under applicable law.

                                                                    SHARES BENEFICIALLY
                                                                         OWNED(1)
                                                                   ---------------------
                       NAME OF BENEFICIAL OWNER(2)                  NUMBER       PERCENT
        ---------------------------------------------------------  ---------     -------
        Ernest C. Garcia II(3)...................................  4,636,500       25.2%
        Robert J. Abrahams.......................................      6,744          *
        Christopher D. Jennings(4)...............................     36,194          *
        John N. MacDonough.......................................      4,444          *
        Arturo R. Moreno.........................................     24,444          *
        Frank P. Willey..........................................      9,444          *
        Steven T. Darak..........................................    130,000          *
        Walter T. Vonsh..........................................     72,000          *
        Donald L. Addink(5)......................................     16,600          *
        Steven P. Johnson........................................    300,000        1.6%
        Wellington Management Company, LLP(6)....................    963,500        5.2%
        John Hancock Advisors(7).................................  1,150,000        6.2%
        All directors and executive officers as a group (14        5,347,530       29.0%
          persons)(8)............................................

---------------
  * Represents less than one percent of the outstanding Common Stock.

(1) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant, or right. Shares of Common Stock subject to options, warrants, or rights which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 18,431,820 shares of Common Stock outstanding as of March 10, 1997.

(2) Unless otherwise noted, the address of each of the listed stockholders is 2525 East Camelback Road, Suite 1150, Phoenix, Arizona 85016.

(3) Includes 36,500 shares held by The Garcia Family Foundation, Inc., an Arizona nonprofit corporation.

(4) The total for Mr. Jennings includes 29,750 warrants held of record by Cruttenden Roth, Inc., the investment banking firm of which he is managing director.

(5) The total for Mr. Addink includes 11,600 shares of Common Stock subject to immediately exercisable options, which have an exercise price of $1.72 per share.

(6) The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. According to the Schedule 13G dated January 24, 1997, Wellington Management Company, LLP has shared voting power over 570,000 of the shares and shared dispositive power over 963,500 of the shares. The Company makes no representation as to the accuracy or completeness of the information provided in this footnote, which is based solely on Wellington Management Company LLP's Schedule 13G filing.

(7) The address of John Hancock Advisors is 101 Huntington Street, Seventh Floor, Boston, Massachusetts, 02199-7603.

(8) The total for all directors and executive officers as a group includes 73,830 shares subject to unexercised options and warrants that are exercisable on March 10, 1996 or within 60 days thereafter.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     Since its inception, the Company has maintained business relationships and engaged in certain transactions with the affiliated companies and parties described below. Any future transactions between the Company and its affiliated entities, executive officers, directors, or significant stockholders will require the approval of a majority of the independent directors of the Company and will be on terms no less favorable to the Company than the Company could obtain from non-affiliated parties.

     Pursuant to an agreement (the "Modification Agreement") between the Company and Verde, effective June 21, 1996, Verde agreed to sell to the Company at any time prior to June 21, 1997, upon receipt of financing by the Company, six car lots, a vehicle reconditioning center, and two office buildings owned by Verde and leased to the Company at a price equal to the lower of $7.45 million or the appraised value of the properties (as determined by an independent third party). Verde also agreed to reduce the rents on such properties to an aggregate of $745,000 per year subject to cost of living adjustments if the sale did not take place. In addition, Verde assigned to the Company its leasehold interest in two properties it sub-leased to the Company. Previously, the leases on the Verde properties called for base monthly rents aggregating approximately $123,000 plus contingent rents as well as all occupancy and maintenance costs, including real estate taxes, insurance, and utilities. Rents paid to Verde pursuant to these leases totaled $1.2 million, $1.9 million, and $1.5 million during fiscal years 1994, 1995, and 1996, respectively. On December 31, 1996, the Company purchased the properties from Verde for $7,450,000 pursuant to the Modification Agreement. In connection with the purchase, Verde returned security deposits which totaled $364,000. The security deposits are included in Other Assets in the Consolidated Balance Sheet of the Company as of December 31, 1995. Also pursuant to the Modification Agreement, Verde lowered the interest rate on $14.0 million of the Company's subordinated debt payable to Verde from 18.0% to 10.0% per annum and lowered from 12.0% to 10.0% the dividend rate on $10.0 million of the Company's Preferred Stock held by Verde. The Preferred Stock was subsequently redeemed. In prior periods, Verde leased or subleased several facilities to the Company and lent the Company funds through subordinated note arrangements. Mr. Ernest C. Garcia II, the

Company's Chairman, Chief Executive Officer, and principal stockholder, is the President and sole stockholder of Verde.

     In January 1996, in connection with the sale of its Gilbert dealership, the Company purchased the land for the Gilbert dealership from Verde for a total price of $750,000, which the Company believes approximated fair market value. Simultaneous with such purchase, the Company sold the land purchased from Verde together with the dealership building and other improvements (which had been constructed by the Company) to a third party for $512,500 in cash and a promissory note in the principal amount of $1.2 million. The Company recognized a loss on the sale of $120,000, for which an allowance was established as of December 31, 1995.

     Mr. Christopher D. Jennings, a managing director of Cruttenden Roth Incorporated ("Cruttenden Roth"), is a director of the Company. Cruttenden Roth served as the sole representative in the Company's initial public offering and one of two representatives in a secondary offering concluded in November, 1996. In its capacity as representative, Cruttenden Roth participated in the underwriting discount and, in connection with the initial public offering received a non-accountable expense allowance and warrants to purchase Common Stock.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no forms were required, the Company believes that all of these filing requirements were satisfied during the fiscal year ended December 31, 1996. However, two Form 4s for Eric J. Splaver, which were due on July 10 and August 10, were filed on August 13, 1996 and one Form 4 for Arturo Moreno, which was due on July 10, 1996 was filed on March 7, 1997. In addition, a Form 4 required to be filed with respect to 29,750 warrants beneficially held by Christopher D. Jennings has not yet been filed, but will be filed in March 1997.

                            INDEPENDENT ACCOUNTANTS

     The principal independent public accounting firm utilized by the Company during the fiscal year ended December 31, 1996 was KPMG Peat Marwick, LLP independent certified public accountants (the "Auditors"). It is presently contemplated that the Auditors will be retained as the principal accounting firm to be utilized by the Company during the current fiscal year. A representative of the Auditors will attend the Annual Meeting for the purpose of responding to appropriate questions and will be afforded an opportunity to make a statement if he or she so desires.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for the 1998 Annual Meeting must be received at the principal executive offices of the Company by November 17, 1997 to be considered for inclusion in the Company's proxy materials relating to such meeting.

                                 OTHER MATTERS

     The Company does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.

                                          Ugly Duckling Corporation

                                          ERNEST C. GARCIA II
                                          Chairman of the Board

March 17, 1997

                                                                       EXHIBIT A

                                AMENDMENT TO THE
                        CERTIFICATE OF INCORPORATION OF
                           UGLY DUCKLING CORPORATION

     1. Article 5A of the Amended Certificate of Incorporation is amended to read as follows:

          "A. The corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, 'Common Stock' and 'Preferred Stock'; the total number of shares of Common Stock that the corporation shall have authority to issue shall be 100,000,000, and each of such shares shall have a par value of $.001; and the total number of shares of Preferred Stock that the corporation shall have authority to issue shall be 10,000,000, and each of such shares shall have a par value of $.001."

PROXY                                                                      PROXY


                           UGLY DUCKLING CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS - APRIL 22, 1997

        The undersigned appoints Ernest C. Garcia II and Gregory B. Sullivan, and each of them, as proxies, will full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Ugly Duckling Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on April 22, 1997, or at any adjournments thereof.

        UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED AND FOR PROPOSAL NOS. 2 AND 3.

 PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.
                 (Continued and to be signed on reverse side.)

                                                            Please mark   [ X ]
                                                          your votes as
                                                           indicated in
                                                           this example

                                                                        For All
1. ELECTION OF DIRECTORS:                                For   Withheld  Except
   Robert J. Abrahams                                   [   ]    [   ]    [   ]
   Ernest C. Garcia II
   Christopher D. Jennings
   John N. MacDonough                                    ---------------------
   Arturo R. Moreno                                        Nominee Exception
   Frank P. Willey

2. To amend the Certificate of Incorporation to          For   Against  Abstain
   increase the authorized number of shares of          [   ]    [   ]    [   ]
   Common Stock from 20,000,000 to 100,000,000.

3. To amend the Long-Term Incentive Plan to              For   Against  Abstain
   increase the number of shares authorized for         [   ]    [   ]    [   ]
   issuance thereunder from 800,000 to 1,800,000.


             This proxy, when properly executed, will be voted as specified above. If no specific directions are given, this proxy will be voted for approval of all listed proposals and, with respect to such other business as may properly come before the meeting, in accordance with the discretion of the appointed proxy. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.


             Dated:                                           ,1997
                   -------------------------------------------


             ------------------------------------------------------
             Signature

Please sign exactly as your name appears. Joint owners should both sign. Fiduciaries, attorneys, corporate officers, etc., should state their capacities.